Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated April 3, 2023, relating to the financial statements of Anzu Special Acquisition Corp. I, which includes explanatory paragraphs relating to the correction of certain misstatements related to the audited financial statements and Anzu Special Acquisition Corp.’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 30, 2023